Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated and effective as of January 31, 2024 (the “Effective Date”), is entered into by and among Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”) and the Persons identified as “Legion Parties” on the signature pages hereto (each, a “Legion Party,” and, collectively, the “Legion Parties”).

WHEREAS, the Company and the Legion Parties have engaged in various discussions and communications concerning the Company; and

WHEREAS, the Company and the Legion Parties desire to enter into an agreement regarding the composition of the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Legion Parties agree as follows:

1. Board of Directors.

(a) New Director. Prior to the execution of this Agreement, the Board and all applicable committees thereof shall have taken such actions as are necessary to appoint Raymond T. White (the “New Director”) as a member of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), with such appointment to be effective with the execution of this Agreement. Simultaneously with the New Director’s appointment to the Board, the New Director shall be appointed to the Audit Committee of the Board; provided, however, that the New Director shall, in accordance with the Board’s normal practice, be invited to attend all other committee meetings of the Board. The Company agrees that it shall nominate the New Director for election at the 2024 Annual Meeting and shall recommend and support the election of the New Director at the 2024 Annual Meeting in a manner consistent with its recommendation and support for the other nominees of the Company.

(b) Company Policies. Except as otherwise provided in this Agreement, the parties acknowledge that the New Director, upon election or appointment to the Board, will be governed by and required to comply with the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company.

(c) Irrevocable Letter of Resignation. Concurrently with the New Director’s appointment to the Board and as a condition to the Company’s obligations under this Agreement, the New Director will execute and deliver an irrevocable letter of resignation in the form attached hereto as Exhibit B.

(d) Board Composition. Until the expiration of the Cooperation Period, the Board shall not exceed 10 members. Promptly following the execution of this Agreement, the Nominating and Corporate Governance Committee of the Board shall commence a search to find at least one new independent director with out of home industry expertise, and the Board shall appoint such new independent director to the Board as soon as practicable, but in no event later than September 30, 2024.

2. Cooperation.

(a) Non-Disparagement. Each of the Company and the Legion Parties agrees that, during the Cooperation Period, the Company and each Legion Party shall refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Legion Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Legion Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such Person’s rights hereunder.

(b) Voting. During the Cooperation Period, each Legion Party will cause all of the Common Stock that such Legion Party or any of its Affiliates has the right to vote (or to direct the vote), as of the applicable record date, to be present in Person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election or, if applicable, any other meeting or action by written consent of stockholders solicited by the Company or any Third Party during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the Legion Parties and their Affiliates shall be permitted to vote in their sole discretion with respect to any proposal that (A) constitutes an Extraordinary Transaction or (B) relates to the implementation of takeover defenses not in existence as of the date of this Agreement by the Company (for the avoidance of doubt, including any shareholder rights plan); provided, further, that in the event that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both make a recommendation that differs from the recommendation of the Board with respect to any proposal (other than regarding the election or removal of directors), the Legion Parties and their Affiliates shall be permitted to vote, or deliver, revoke or withhold consents, in accordance with any such recommendations by ISS and Glass Lewis on such proposal.

(c) Standstill. During the Cooperation Period, each Legion Party will not, and will cause its respective Affiliates and Representatives acting on its behalf (collectively with the Legion Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent or authorization of the Company or the Board:

(i) (A) acquire, offer or propose to acquire, solicit an offer to acquire, or agree to acquire (except as a result of Company buy-backs or share repurchases or by way of stock dividends or other distributions or offerings made available to holders of Voting Securities of the Company generally on a pro rata basis), alone or in concert with any Third Party, any Company Interests, in each case, if such acquisition, offer, agreement or transaction would result in the Legion Parties (together with their Affiliates) having Beneficial Ownership of, or aggregate economic exposure to, more than 9.9%, of the Common Stock outstanding at such time; (B) acquire, offer or propose to acquire, solicit an offer to acquire, or agree to acquire, by purchase or otherwise, alone or in concert with any Third Party, any Debt Instruments, but only to the extent all members of the Board have the same prohibition; (C) Transfer any Company Interests to a Restricted Transferee or Transfer all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party; or (D) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or encourage any Third Party to effect or seek, offer or propose to effect or participate in an Extraordinary Transaction or make any public statement (or knowingly encourage any Third Party to make a public statement) regarding an Extraordinary Transaction;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act or seek to act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries pursuant to Section 220 of the General Corporation Law of the State of Delaware or any other statutory or regulatory provisions providing for stockholder access to books and records;

(iv) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of proxies or consents or seek to advise or influence in any manner whatsoever any Person with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make any public proposal concerning the Company or aimed at influencing the management or direction of the Company, including, without limitation, any change in the number or identity of directors of the Company or the filling of any vacancies or newly created directorships on the Board, any change in the capitalization, capital allocation policy or dividend policy of the Company, any other change to the Board or the Company’s management, or corporate or governance structure or policy, any waiver, amendment or modification to the Charter or the Bylaws or any Company Policies;

(vi) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(vii) form, join or act in concert with any Group, with respect to any Voting Securities, other than a Group consisting solely of Legion Parties; provided, however, that an Affiliate of a Legion Party will only be permitted to join the Group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(viii) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Legion Parties or (C) granting proxies in solicitations approved by the Board;

(ix) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities (including Debt Instruments) of the Company and would, in the aggregate or individually, result in the Legion Parties ceasing to have a “net long position” in the Company;

(x) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 8, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xi) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause) or seek a release of the restrictions contained herein (whether by legal action or otherwise), in each case publicly or in a manner which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(xii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with, or knowingly encourage, assist, solicit, or seek to cause, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c).

Upon the public announcement by the Company of the entry into a definitive agreement providing for a transaction that would constitute a Change of Control Transaction, this Section 2 shall terminate in its entirety on the 5th Business Day following delivery by the Legion Parties of a written notice electing to terminate this Section 2 to the Company (a “Change of Control Termination Notice”) and, thereafter, the Restricted Persons shall not have any further obligations under this Section 2. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall prevent any Restricted Person from (A) with respect to obligations under Section 2(c) only, and subject to the procedures set forth in Section 3(b)(ii), making any statement in response to a Legal Requirement or that the Legion Parties reasonably believes, after consultation with outside counsel, to be legally required by applicable law; (B) communicating privately with the Company’s directors or executive officers on any matter so long as such communication would not be reasonably expected to trigger public disclosure obligations for either party; (C) making private factual statements to stockholders of the Company; provided, that such statements (1) are based solely on publicly available information and do not use or disclose any Confidential Information; (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; and (3) are not made with an intent to circumvent any of the restrictions contained in this Agreement; (D) making or sending private communications to investors or prospective investors in any member of the Legion Parties or any of their Affiliates, provided that (1) such statements or communications are based solely on publicly available information, do not use or disclose Confidential Information and are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications and (2) such investors are directed to keep such communications confidential; (E) identifying potential director candidates for election to the Board so long as such actions do not create a public disclosure obligation for the Legion Parties or the Company, are not publicly disclosed by any Restricted Person and are undertaken on a confidential basis; or (F) tendering shares, receiving consideration or payment for shares, voting in favor of or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Director of their fiduciary duties in their capacity as a director of the Company.

3. Information Sharing with Approved Legion Investment Professionals.

(a) Non-Disclosure. Except as set forth in Section 3(b), the New Director hereby agrees that all Confidential Information shall be kept confidential and shall not be used for any purpose other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Legion Parties’ investment in the Company.

(b) Permitted Disclosures.

(i) Notwithstanding the foregoing, the New Director may, if he wishes to do so, provide Confidential Information to the investment professionals of the Legion Parties who need to know such information in connection with the Legion Parties’ investment in the Company (collectively, the “Approved Legion Investment Professionals”); provided, however, that the Legion Parties shall (A) inform each Approved Legion Investment Professional of the confidential nature of the Confidential Information and (B) cause each Approved Legion Investment Professional not to disclose any Confidential Information to any Person other than to Approved Legion Investment Professionals in accordance with this Section 3 and not to use any Confidential Information other than in connection with (i) the New Director’s duties as a director of the Company and (ii) evaluating or monitoring the Legion Parties’ investment in the Company. The Legion Parties shall be jointly and severally responsible for any breach of this Section 3 by an Approved Legion Investment Professional or any other Person who receives Confidential Information from the New Director hereunder.

(ii) If the Legion Parties or any Approved Legion Investment Professional is (A) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information or (B) determines (on the advice of outside legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, the Legion Parties must, to the extent practicable and legally permissible, (x) promptly notify the Company of the circumstances surrounding such requirement or request and (y) reasonably cooperate with the Company, at the Company’s sole expense, in any attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, the Legion Parties agree to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of outside legal counsel). For the purposes of this Agreement, the Legion Parties agree that none of them shall be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, the Legion Parties, any of their respective Affiliates or any Group of which any Legion Party is a member (1) would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or any Debt Instruments or (2) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder (the actions described in the foregoing clauses (1) and (2), collectively with any Schedule 13D amendments, the “Designated Actions”). Neither the Legion Parties nor any of their respective Affiliates or any Group of which any Legion Party is a member will file any Schedule 13D or other filing pursuant to applicable securities laws or otherwise make any public statement disclosing any of the Confidential Information.

(iii) Each Legion Party hereby acknowledges that it is aware, and shall advise each of the Approved Legion Investment Professionals who are informed as to the matters that are the subject of this Agreement, that (A) the Confidential Information being furnished to the Approved Legion Investment Professionals contains or may itself be material, non-public information concerning the Company and (B) the United States securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder prohibit any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. The Legion Parties represent and warrant that they maintain customary policies and procedures designed to prevent any unauthorized disclosure and use of material, non-public information. During the Cooperation Period and for so long as the New Director remains on the Board, the Company shall provide the Legion Parties with at least two Business Days’ advance written notice of each opening and expiration of each blackout period, and the Legion Parties shall not purchase or sell, directly or indirectly, any securities of the Company (including Debt Instruments) during any blackout periods applicable to all directors under the Company’s insider trading policy, as amended from time to time.

(c) Return/Destruction. Upon the expiration of the Cooperation Period, the Legion Parties agree to (and agree to cause the Approved Legion Investment Professionals to, if applicable) (i) promptly (and in any event within five Business Days of such expiration) return or destroy (and upon request, confirm in writing such return or destruction to the Company) all Confidential Information of the Company and its Affiliates and any other material containing or reflecting any of the Confidential Information, (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by the New Director or an Approved Legion Investment Professional based on the Confidential Information of the Company or any of its Affiliates; provided, however, that the Legion Parties that receive Confidential Information shall be entitled to retain one copy of all such Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures for use solely in connection with any regulatory action; provided, further, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of the confidentiality obligations pursuant to Section 3(f).

(d) Competitively Sensitive Information. It is understood and agreed that the Company may, from time to time, on the advice of counsel, determine that disclosure of certain of its competitively sensitive Confidential Information by the New Director to the Approved Legion Investment Professionals may have adverse consequences to its business or under applicable law, in which case such competitively sensitive Confidential Information may, at the Company’s sole discretion, be made available by the New Director to the Approved Legion Investment Professionals only in accordance with additional procedures mutually agreed by the New Director and the Company in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner. For purposes of this Section 3(d), “competitively sensitive Confidential Information” shall mean any information concerning or reflecting (i) the Company’s current or future prices, pricing plans or pricing strategies (including per-product margins, discounts, rebates and other price terms) of the Company’s products and services or future product plans (including in relation to capacity adjustments), (ii) detailed sales by customer, (iii) detailed purchases by vendor or vendor contract terms, (iv) detailed individual employee compensation and benefits, or (v) material non-public information on trademarks, patents and research and development.

(e) Privileged Information. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to cause the New Director to withhold sharing any Confidential Information from the Approved Legion Investment Professionals, and the New Director shall not share such Confidential Information as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client or other legal privileges.

(f) Survival. Subject to Section 3(c), the confidentiality and use obligations under this Section 3 shall terminate 18 months after the expiration of the Cooperation Period; provided, that the Legion Parties shall and shall cause any Approved Legion Investment Professional in possession of Confidential Information to maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a “trade secret” of the Company or any of its subsidiaries, joint ventures or other Affiliates, as defined under 18 U.S.C. § 1839(3).

4. Public Announcement. Not later than 5:00 p.m. Eastern Time on February 1, 2024, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). The Company shall file with the SEC a Current Report on Form 8-K disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Legion Parties and their counsel with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Legion Parties and their Representatives. The Company acknowledges and agrees that the Legion Parties may file this Agreement as an exhibit to an amendment to Schedule 13D filed with the SEC disclosing their entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Legion Parties shall provide the Company and its counsel with a copy of such amendment to Schedule 13D prior to its filing with the SEC and shall consider any timely comments of the Company and its counsel. Neither of the Company or any of its Affiliates nor the Legion Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release and continuing until the termination of this Agreement in accordance with Section 11 without the prior written consent of the other party.

5. Representations and Warranties of the Company. The Company represents and warrants to the Legion Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any material breach or violation of or constitute a material default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Legion Parties. Each Legion Party represents and warrants to the Company as follows: (a) such Legion Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Legion Party, constitutes a valid and binding obligation and agreement of such Legion Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Legion Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Legion Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Legion Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Legion Party is a party or by which it is bound; (d) except as set forth in Section 2, no Legion Party has entered into any voting agreement or commitment with any Person the effect of which would violate this Agreement; and (e) each Legion Party Beneficially Owns such Legion Party’s Voting Securities as set forth on Schedule I free and clear of any proxy or voting restrictions (other than any restrictions created by this Agreement), and except as set forth on Schedule I, neither the Legion Parties nor any of their respective Affiliates Beneficially Own or have any economic exposure to any Voting Securities or Debt Instruments. Unless otherwise disclosed in a timely filed Schedule 13D or Form 4, the Legion Parties shall provide to the Company an update to Schedule I upon (x) any acquisition of Beneficial Ownership of and/or economic exposure to any Voting Securities or Debt Instruments or (y) any Transfer of Voting Securities or Debt Instruments, within two Business Days of any such acquisition or Transfer (in each case, whether or not the Legion Parties are required by applicable securities laws to file a Schedule 13D or Form 4 in connection with such acquisition or Transfer).

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent during normal business hours to the email address(es) set forth below, and on the next business day if sent after normal business hours (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto); (b) given by a nationally recognized overnight carrier (receipt requested), one Business Day after being delivered to the addressee, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Clear Channel Outdoor Holdings, Inc.

4830 North Loop 1604W

Suite 111

San Antonio, Texas 78249

Attention:   Lynn Feldman

       EVP, Chief Legal Officer and Corporate Secretary

Email:     LynnFeldman@clearchannel.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:   Daniel Wolf, P.C.

       Michael P. Brueck, P.C.

       Shaun J. Mathew, P.C.

       Evan Johnson

Email:     daniel.wolf@kirkland.com

       michael.brueck@kirkland.com

       shaun.mathew@kirkland.com

       evan.johnson@kirkland.com

if to the Legion Parties:

c/o Legion Partners Holdings, LLC

12121 Wilshire Boulevard, Suite 1240

Los Angeles, California 90025

Attention:   Christopher S. Kiper

Email:     CKiper@legionpartners.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:   Elizabeth Gonzalez-Sussman

Email:     EGonzalez@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Legion Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Legion Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, the Company and each Legion Party agrees: (1) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (2) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (3) the breaching party agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.

(b) This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction.

(c) In the event any dispute arises out of or relates to this Agreement or the transactions contemplated hereby, the Company and each Legion Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, the other state or federal courts located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(d) EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY HERETO SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

9. Restricted Persons. Each of the Legion Parties agrees to cause its and their Restricted Persons to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Restricted Person. A breach of this Agreement by a Restricted Person, if such Restricted Person is not a party hereto, shall be deemed to occur if such Restricted Person engages in conduct that would constitute a breach of this Agreement if such Restricted Person were a party hereto to the same extent as any of the Legion Parties.

10. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 3 and 7 to 18 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Expenses. The Company shall reimburse the Legion Parties for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the 2024 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $100,000 in the aggregate.

13. Counterparts. This Agreement may be executed in one or more counterparts, including via electronic signature (which shall, for the avoidance of doubt, include via DocuSign or similar platform), each of which will be deemed to be an original copy of this Agreement.

14. No Third-Party Beneficiaries; Successors and Assigns. This Agreement is solely for the benefit of the Company and the Legion Parties and is not enforceable by any other Persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each of the Company and the Legion Parties.

15. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. Subject to the last sentence of Section 6, this Agreement may be amended only by an agreement in writing executed by the Company and the Legion Parties.

17. Interpretation and Construction. The Company and each Legion Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Legion Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

18. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Legion Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement.

“Beneficial Owner” and “Beneficially Own” have the same meanings as set forth in Rule 13d-3 promulgated under the Exchange Act, except that a Person will also be deemed to be the Beneficial Owner of all shares of the Company’s capital stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such Person or any of such Person’s Affiliates has or shares the right to vote or dispose.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Bylaws” means the Amended and Restated By-Laws of the Company, as in effect on the date hereof.

“Change of Control Transaction” means (x) any transaction pursuant to which any Person becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, (y) any merger or stock-for-stock transaction with a Third Party whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (z) the sale of all or substantially all of the Company’s assets to a Third Party.

“Charter” means the Amended Certificate of Incorporation of the Company, as in effect on the date hereof.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company Interests” means (x) any Voting Securities, (y) any other direct or indirect interest in any securities of the Company or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of the Company, or (z) any contracts or rights in any way related to the acquisition or price of securities or interests of the Company (whether Beneficially, constructively or synthetically through any derivative or trading position or otherwise).

“Confidential Information” means (x) any materials, resolutions or other information prepared for consideration at any meeting, or for any action by written consent in lieu of a meeting, of the Board held during the Cooperation Period, for so long as the New Director serves on the Board, (y) (A) any and all information communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, on or after the date of this Agreement, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf or at the request of, the Company or its subsidiaries, to the New Director, (B) proprietary information of the Company or any of its Affiliates that is disclosed to the New Director in his capacity as a director of the Company, and (C) information disclosed or otherwise provided to the New Director by, or on behalf or at the request of the Company or any of its Affiliates which relates to current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information and (z) all notes, reports, analyses, compilations, studies, interpretations or other materials, whether prepared by the New Director or by an Approved Legion Party Investment Professional, that contain, reflect or are derived or based (in whole or in part) upon any Confidential Information; provided, however, that Confidential Information shall not include any information that (1) is in the possession of the New Director or an Approved Legion Party Investment Professional on a non-confidential basis at the time of disclosure as shown by such Person’s files and records immediately prior to the time of disclosure (other than as a result of the New Director’s service on the Board); (2) prior to or after the time of disclosure becomes generally available or known to the public, not as a result of any action or omission of the New Director or an Approved Legion Party Investment Professional in violation of this Agreement; (3) is obtained by the New Director or an Approved Legion Party Investment Professional on a non-confidential basis from a source other than the Company or its Representatives, which source is not known by the New Director or an Approved Legion Party Investment Professional, as applicable, after reasonable inquiry, to be bound by obligations of confidentiality to the Company or any other Person with respect to such information; or (4) the New Director or an Approved Legion Party Investment Professional, as applicable, can demonstrate was independently developed by the New Director or an Approved Legion Party Investment Professional, as applicable, without use of or reference to the Company’s Confidential Information.

“Cooperation Period” means the period commencing on the Effective Date and ending on the earlier of (x) 30 days prior to the director nomination deadline for the 2025 Annual Meeting of Stockholders pursuant to the Bylaws and (y) the date that is 120 days prior to the first anniversary of the 2024 Annual Meeting.

“Debt Instruments” means (x) any obligations of the Company or any of its subsidiaries, joint ventures or other Affiliates, whether evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles in the United States and (y) any mandatorily redeemable preferred stock or similar equity securities ranking senior in priority to the Common Stock issued by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, divestiture, financing or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities, assets or liabilities).

“Group” means a “group” as defined under Section 13(d)(3) of the Exchange Act.

“Legal Requirement” means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any legal proceeding. For purposes of this Agreement, no Legal Requirement shall be deemed to exist nor shall any Legion Party be “legally required” to make any disclosure solely due to the fact that, absent such disclosure, any Legion Party would be unable to engage in any one or more Designated Actions.

“Minimum Ownership Threshold” means, at any given time, 2.5% of the outstanding shares of Common Stock as of the date hereof.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives.

“Restricted Transferee” means any Transferee that (x) the Legion Parties or any of their Affiliates know, after reasonable inquiry, that, after giving effect to a proposed Transfer, would Beneficially Own greater than five percent of the then-outstanding Voting Securities or (y) has disclosed Beneficial Ownership (whether individually or as a member of a Group) of greater than five percent of the then-outstanding Voting Securities at any time during the 24-month period prior to the Effective Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Transfer” means any direct or indirect offer, sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, tender in any tender or exchange offer, or other disposition of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, loan, hypothecation, tender in any tender or exchange offer, or other disposition or transfer (by the operation of law or otherwise). The term “Transferee” means any Person or Group of Persons that acquires any Company Interest by Transfer from another Person.

“Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

COMPANY:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Scott R. Wells
Name:	Scott R. Wells
Title:	President and Chief Executive Officer

[Signature Page to Cooperation Agreement]

LEGION PARTIES:

LEGION PARTNERS, L.P. I

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, L.P. II

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XVI

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, LLC

By: Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

[Signature Page to Cooperation Agreement]

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper

By:	/s/ Raymond T. White
Name:	Raymond T. White

[Signature Page to Cooperation Agreement]

Schedule I

Beneficial Ownership and/or Economic Exposure of the Legion Parties

Legion Party	Beneficial Ownership and/or Economic Exposure (Number of Voting Securities)
Legion Partners, L.P. I	Beneficial Ownership: 21,869,019 Economic Exposure: 21,869,019

Legion Partners, L.P. II	Beneficial Ownership: 1,943,844 Economic Exposure: 1,943,844

Legion Partners Special Opportunities, L.P. XVI	Beneficial Ownership: 2,122,933 Economic Exposure: 2,122,933

Legion Partners, LLC	Beneficial Ownership: 25,935,796 Economic Exposure: 25,935,796

Legion Partners Holdings, LLC	Beneficial Ownership: 25,936,696 Economic Exposure: 25,936,696

Legion Partners Asset Management, LLC	Beneficial Ownership: 25,935,796 Economic Exposure: 25,935,796

Raymond T. White	Beneficial Ownership: 25,936,696 Economic Exposure: 25,936,696

Christopher S. Kiper	Beneficial Ownership: 25,936,696 Economic Exposure: 25,936,696

As of the date hereof, no Legion Party nor any of its Affiliates Beneficially Owns or has economic exposure to any Debt Instruments.

Exhibit A

Form of Press Release

[Attached]

Exhibit B

Form of Irrevocable Resignation Letter

January 31, 2024

Clear Channel Outdoor Holdings, Inc.

4830 North Loop 1604W

Suite 111

San Antonio, Texas 78249

RE:	Resignation from the Board of Directors

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to the terms of that certain Cooperation Agreement (the “Agreement”), dated as of the date hereof, by and among Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”) and the Legion Parties (as defined therein). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

I hereby irrevocably offer to resign from my position as a director of the Company and from any and all committees of the Board on which I serve, effective immediately upon, and subject to such time as (i) the delivery of a notice of an intent to nominate directors or propose any business at any meeting of stockholders (or upon the commencement of any solicitation of written consents seeking the removal and/or replacement of directors or the proposal of any business) by, or on behalf of, any Restricted Person, (ii) the delivery of a Change of Control Termination Notice by any Legion Party pursuant to Section 2(c) of the Agreement or (iii) the Legion Parties failing to maintain the Minimum Ownership Threshold. It shall be in the Board’s sole discretion whether to accept or reject such resignation.

This resignation letter may not be withdrawn or otherwise modified by me at any time during which it is effective.

Sincerely,

Raymond T. White